Exhibit 10.2

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

NEITHER THE ISSUANCE AND SALE OF THIS NOTE NOR ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THIS NOTE OR THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE, AS THE CASE MAY BE, UNDER THE SECURITIES ACT, OR (B) AN OPINION OF COUNSEL (SELECTED BY THE HOLDER AND REASONABLY ACCEPTABLE TO THE COMPANY), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THIS NOTE MAY BE OFFERED FOR SALE, SOLD, ASSIGNED OR TRANSFERRED PURSUANT TO AN EXEMPTION FROM REGISTRATION OR (II) THE HOLDER PROVIDES THE COMPANY WITH ASSURANCE (REASONABLY SATISFACTORY TO THE COMPANY) THAT SUCH NOTE OR THE SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF THE NOTE CAN BE SOLD, ASSIGNED OR TRANSFERRED PURSUANT TO RULE 144.

AVANTAIR, INC.

SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

No. [ ]	Issuance Date:

Principal: U.S. $[                    ]

FOR VALUE RECEIVED, Avantair, Inc., a Delaware corporation (the “Company”), hereby promises to pay to [                    ] or registered assigns (“Holder”) the amount set out above as the Principal (as reduced pursuant to the terms hereof pursuant to conversion or otherwise, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, or otherwise (in each case in accordance with the terms hereof) and to accrue interest (“Interest”) on any outstanding Principal at the Interest Rate (as defined below), from [issue date] (the “Issuance Date”) until the same becomes due and payable, whether upon the Maturity Date, acceleration, conversion, or otherwise (in each case, in accordance with the terms hereof). This Senior Secured Convertible Promissory Note (including all Senior Secured Convertible Promissory Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Senior Secured Convertible Promissory Notes issued pursuant to the Note and Warrant Purchase Agreement (as defined below) (collectively, the “Notes” and the holders of such Notes, “Holders”). The Notes shall be secured by the Collateral (as defined in the Security Agreement).

Certain capitalized terms used herein are defined in Section 25.

(1) MATURITY. On the Maturity Date, the Holder shall surrender this Note to the Company and the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest. The “Maturity Date” shall be November 28, 2015.

(2) INTEREST; INTEREST RATE. Interest on this Note shall commence accruing on the Issuance Date and shall be computed on the basis of a 360-day year comprised of twelve 30-day months and shall be payable entirely in cash with respect to the unpaid balance of any Principal upon the repayment thereof. Prior to the payment of Interest upon repayment, Interest on this Note shall accrue at the Interest Rate and shall be payable by way of inclusion of Interest in the Conversion Amount in accordance with Section 3(b)(i). All payments of Interest on the Notes shall be made on a pro rata basis in accordance with each Holder’s percentage ownership of then outstanding Notes.

(3) CONVERSION OF NOTES. This Note shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 3.

(a) Conversion. At any time or times on or after the Issuance Date and before the date that is five (5) Business Days before the Prepayment Date (as defined below), the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below), but only to the extent that the Company has an adequate number of shares of Common Stock that are not otherwise reserved for issuance. The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock equal to or in excess of one half of one share, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all stock transfer, stamp, documentary and similar taxes (excluding any taxes on the income or gain of the Holder) that may be payable with respect to the issuance and delivery of shares of Common Stock to the Holder upon conversion of any Conversion Amount. To the extent that there are not adequate authorized shares of Common Stock that are not otherwise reserved for issuance by the Company at the time of any proposed conversion under this Section 3(a), the Company shall issue such shares of Common Stock as are available for issuance upon such conversion in accordance with Section 3(c)(i) and issue a new Note for principal amounts that have not been converted at such time. Such new Note (or portion thereof) shall automatically convert into fully paid and nonassessable shares of Common Stock on the first date that the Company has available for issuance to the Holders of Notes additional shares of authorized Common Stock. All issuances of Common Stock shall be made on a pro rata basis in the manner described in Section 3(c) hereof.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) (the “Conversion Rate”) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price.

(i) “Conversion Amount” means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, and (B) accrued and unpaid Interest with respect to such Principal.

(ii) “Conversion Price” means, as of any Conversion Date (as defined below) or other date of determination, $0.25, subject to adjustment as provided herein.

(iii) “Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of one share of Common Stock on such exchange on the last trading day prior to the Valuation Date; (b) if the Common Stock is then quoted on the OTC Bulletin Board (the “Bulletin Board”) or such similar quotation system or association, the closing sale price of one share of Common Stock on the Bulletin Board or such other quotation system or association on the last trading day prior to the Valuation Date or, if no such closing sale price is available, the average of the high bid and the low asked price quoted thereon on the last trading day prior to the Valuation Date; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on the Bulletin Board or such other quotation system or association, the fair market value of one share of Common Stock as of the Valuation Date, as determined in good faith by the Board of Directors of the Company.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 4:00 p.m., New York Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and (B) if required by Section 3(c)(ii), cause this Note to be delivered to the Company as soon as practicable on or following such date. On or before 4:00 p.m., New York Time, on the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder (at the facsimile number provided in the Conversion Notice) and the Company’s transfer agent, if any (the “Transfer Agent”). To the extent that there are not adequate authorized shares of Common Stock on the date of receipt of the Conversion Notice that are not otherwise reserved for issuance by the Company, the Company shall provide written notice within five (5) days thereof to the Holders of Notes and holders of other securities (“Other Holders”) issued pursuant to the financings contemplated in the “Liquidity and Capital Resources” section of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the Company’s Form 10-Q filed with the U.S. Securities and Exchange Commission on November 16, 2012 (“Other Securities”), which notice shall include the number of shares for which the Holder has elected to convert in the Conversion Notice and the number of authorized shares of Common Stock available for issuance under the Notes and Other Securities (the “Insufficient Shares Conversion Notice”). Within twenty (20) days after receipt of such Insufficient Shares Conversion Notice (the “Pro Rata Conversion Notice Due Date”), the Holders may transmit by facsimile (or otherwise deliver) to the Company a copy of an executed notice of conversion (the “Pro Rata Conversion Notice”) indicating whether such Holder elects to convert such Holder’s Note (or a portion thereof). The “Total Requested Shares” shall mean the aggregate number of shares into which the Notes (or portion thereof) or Other Securities elected to convert to Common Stock pursuant to the Conversion Notice or Pro Rata Conversion Notice received by the Company from the Holders and Other Holders. On or before 4:00 p.m., New York Time, on the fifth (5th) Business Day following the Pro Rata Conversion Notice Due Date (the “Share Delivery Date”), the Company shall issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock equal to such Holder’s pro rata portion of the Total Requested Shares, calculated based on the aggregate principal amount of the Notes and Other Securities held, in the aggregate, by the Holders and Other Holders. If this Note is physically surrendered for conversion as required by Section 3(c)(ii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 15(d)), representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(ii) Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting physical surrender and reissue of this Note. The Holder and the Company shall maintain records showing the Principal and Interest converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion.

(iii) Disputes. In the event of a dispute between the Company and any Holders of Notes that are subject to any such Conversion Notice or among any Holders of Notes that are subject to any such Conversion Notice as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 20.

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an “Event of Default”:

(i) the Company’s failure to pay to the Holder of this Note any amount of Principal or Interest when and as due under this Note, if such failure continues for a period of at least thirty (30) Business Days;

(ii) the Company materially breaches any covenant or agreement or materially breaches any representation or warranty in any Transaction Document, and such breach continues for a period of at least thirty (30) days after written notice thereof from one or more Holders to the Company;

(iii) the Company, pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, “Bankruptcy Law”), (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a “Custodian”), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(iv) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that is not vacated, set aside or reversed within sixty (60) days that (A) is for relief against the Company in an involuntary case, (B) appoints a Custodian of the Company or (C) orders the liquidation of the Company; or

(v) the Company ceases the operation of its business without the prior written consent of the Purchaser Majority and such cessation continues for a period of at least thirty (30) days.

(b) Rights Upon Event of Default. Promptly after the occurrence of an Event of Default with respect to this Note, the Company shall deliver written notice thereof (an “Event of Default Notice”) to the Holder. If an Event of Default with respect to the Company described in Sections 4(a)(iii)(A)-(D) or 4(a)(iv) has occurred, all the Notes then outstanding shall automatically become immediately due and payable. If any Event of Default described in Sections 4(a)(i), 4(a)(ii) or 4(a)(v) has occurred and is continuing, Holders of not less than a majority of the aggregate Principal amount of the Notes then outstanding (the “Purchaser Majority”) may at any time at its or their option, by notice or notices to the Company (an “Event of Default Payment Notice”), declare all the Notes then outstanding to be immediately due and payable. Upon any Notes becoming due and payable under this Section 4(b), whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid Principal, plus all accrued and unpaid Interest, shall become immediately due and payable (the “Event of Default Price”). Payments required by this Section 4(b) shall be made in accordance with the provisions of Section 11.

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note in accordance with the provisions of this Section 5 pursuant to written agreements on or prior to such Fundamental Transaction, including the agreement to deliver to each Holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Notes held by such Holder (the “Successor Note”). Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein, until such time as the Successor Note is delivered. Upon consummation of a Reclassification or Fundamental Transaction as a result of which holders of Common Stock shall be entitled to receive stock, securities, cash, assets or any other property with respect to or in exchange for such Common Stock, the Company or Successor Entity, as the case may be, shall deliver to the Holder confirmation that there shall be issued upon conversion of this Note at any time after the consummation of such Reclassification or Fundamental Transaction, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) issuable upon the conversion of the Notes prior to such Reclassification or Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Reclassification or Fundamental

Transaction had this Note been converted immediately prior to such Reclassification or Fundamental Transaction, as adjusted in accordance with the provisions of this Note. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions and shall be applied without regard to any limitations on the conversion of this Note.

(6) LIQUIDATION. In the event of a liquidation, winding up or dissolution of the Company or a Liquidation (as defined in the Company’s Certificate of Incorporation, as amended) of the Company (each, a “Liquidation Event”), all outstanding Principal and accrued and unpaid Interest on the Note shall be immediately due and payable. The Company shall provide ten (10) days’ prior written notice of any Liquidation Event to the Holder, so that the Holder shall have a reasonable opportunity to convert the Conversion Amount into shares of Common Stock prior to the Liquidation Event in accordance with Section 3.

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock; Stock Dividends. If the Company at any time, or from time to time, subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time, or from time to time, combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective or, in the case of a stock dividend or distribution, the date of such event.

(b) Adjustment of Conversion Price upon Cash Dividends and Distributions. If the Company at any time, or from time to time, pays a dividend or makes a distribution in cash to the record holders of any class of Common Stock, then immediately after the close of business on the day that the Common Stock trades ex-distribution, the Conversion Price then in effect shall be reduced to an amount equal to the product of (i) the Conversion Price in effect immediately prior to such dividend or distribution and (ii) the quotient determined by dividing (A) the Market Price of the Common Stock on the day that the Common Stock trades ex-distribution by (B) the sum of (1) the Market Price of the Common Stock on the day that the Common Stock trades ex-distribution plus (2) the amount per share of such dividend or distribution. The Company shall not be required to give effect to any adjustment in the Conversion Price pursuant to this Section 7(b) unless and until the net effect of one or more adjustments (each of which shall be carried forward until counted toward an adjustment), determined in accordance with this Section 7(b), shall have resulted in a change of the Conversion Price by at least 1%, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Price by at least 1%, such change in the Conversion Price shall thereon be given effect.

(c) Adjustment of Conversion Price upon Distributions of Capital Stock, Indebtedness or Other Non-Cash Assets. If the Company at any time, or from time to time, distributes any shares of capital stock of the Company (other than Common Stock), evidences of indebtedness or other non-cash assets (including securities of any person other than the Company but excluding (1) dividends or distributions paid exclusively in cash or (2) dividends or distributions referred to in Section 7(a)) to the record holders of any class of Common Stock, then the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price then in effect and (B) a fraction of which the numerator shall be the Market Price share of the Common Stock on the record date fixed for determination of stockholders entitled to receive such distribution less the fair market value on such record date (as determined by the Board of Directors) of the portion of the capital stock, evidences of indebtedness or other non-cash assets so distributed applicable to one share of Common Stock (determined on the basis of the number of shares of Common Stock outstanding on the record date) and of which the denominator shall be the Market Price per share of the Common Stock on such record date.

(d) Notice of Adjustment. Whenever the Conversion Price is adjusted pursuant to this Section 7, the Company shall promptly mail notice of such adjustment to each Holder, which notice shall set forth the Conversion Price after adjustment, the date on which such adjustment became effective and a brief statement of the facts resulting in such adjustment.

(8) COMPANY’S RIGHT TO PREPAYMENT. The Company may prepay this Note on or after November 28, 2014 at the sole election of the Company, upon thirty (30) days prior written notice to the holders of the Notes setting forth the prepayment date (the “Prepayment Date”). Any such prepayment shall be made without penalty or premium provided that the Company makes, or offers to make, a similar payment with respect to each of the Notes then outstanding in a pro rata amount based on the aggregate Principal amounts, plus accrued but unpaid Interest, on all of the Notes then outstanding.

(9) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(10) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. So long as any of the Notes are outstanding, the Company shall use best efforts to reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Notes, the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding (the “Required Reserve Amount”). The Holder acknowledges that as of the Closing Date, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligations to reserve for issuance upon the conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserved Amount.

(b) Insufficient Authorized Shares. The Company shall use best efforts to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, the Company shall promptly hold a meeting of its stockholders or solicit the written consent of the stockholders for the approval of an increase in the number of authorized shares of Common Stock. The Company shall use its best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause the Board of Directors of the Company to recommend to the stockholders that they approve such proposal.

(11) PAYMENT OF EVENT OF DEFAULT PRICE. The Company shall deliver the applicable Event of Default Price to each Holder (x) in the case of an Event of Default under Section 4(a)(iii) or 4(a)(iv) immediately and (y) in the case of any other Event of Default, within five (5) Business Days after the Company’s receipt of the Event of Default Payment Notice.

(12) VOTING RIGHTS. The Holder shall have no voting rights as the Holder of this Note, except as required by law, including, but not limited to, the General Corporation Law of the State of Delaware, and as expressly provided in this Note, the Company’s Certificate of Incorporation or any other Transaction Documents.

(13) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. Provisions of the Notes may be amended, modified or waived only by the written consent of the Company and the holders of at least 90% of the aggregate principal amount of the Notes then outstanding; provided that the Principal and Interest with respect to this Note may not be amended, waived or modified without the written consent of the Holder. Neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of Interest, fees or otherwise, to any Holder for or as inducement to any consent, waiver or amendment of any of the terms or provisions of the Notes unless such consideration is offered to be paid or is paid to all Holders (on a pro rata basis in accordance with each Holder’s percentage ownership of then outstanding Notes). So long as any Notes remain outstanding, at no time shall the Company or any of its Subsidiaries, directly or indirectly, purchase or offer to purchase any of the outstanding Notes or exchange or offer to exchange for any consideration (including, without limitation, for cash, securities, property or otherwise) any outstanding Notes unless the Company or such Subsidiary, as applicable, purchases, offers to purchase, exchanges or offers to exchange the outstanding Notes of all of the Holders for the same consideration (on a pro rata basis in accordance with each Holder’s percentage ownership of then outstanding Notes) and on identical terms.

(14) TRANSFER. This Note and the shares of Common Stock issuable upon conversion of this Note may not be offered for sale, sold, transferred or assigned (i) in the absence of (a) an effective registration statement for this Note or the shares of Common Stock issuable upon conversion of this Note, or (b) an opinion of counsel (selected by the Holder and reasonably acceptable to the Company), in a form reasonable acceptable to the Company, that this Note and the shares of Common Stock issuable upon conversion of this Note may be offered for sale, sold, assigned or transferred pursuant to an exemption from registration; provided that such opinion of counsel shall not be required in connection with any such sale, assignment or transfer to an institutional accredited investor that is prior to such sale, assignment or transfer is a holder of Notes or an affiliate of the Holder, or (ii) the Holder provides the Company with assurance (reasonably satisfactory to the Company) that such Note or the shares of Common Stock issuable upon the conversion of this Note can be sold, assigned or transferred pursuant to Rule 144; provided, however, that in no event may this Note be offered for sale, sold, assigned or transferred to a Competitor.

(15) REISSUANCE OF THIS NOTE.

(a) Transfer. The Note may be transferred or otherwise assigned only by surrender of this Note and issuance of a new Note in accordance with this Section 15, and neither this Note nor any interests therein may be sold, transferred or assigned to any Person except upon satisfaction of the conditions specified in this Section 15. If this Note is to be transferred or assigned, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 15(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 15(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(ii) following conversion of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 15(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 15(d) and in Principal amounts of at least $1,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 15(a) or Section 15(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued Interest on the Principal of this Note, from the Issuance Date.

(16) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(17) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors’ rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, reasonable attorneys’ fees and disbursements.

(18) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and the initial Holders of this Note and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(19) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(20) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Market Price or the arithmetic calculation of the Conversion Rate, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within three (3) Business Days of receipt, or deemed receipt, of the Conversion Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within five (5) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within one Business Day submit via facsimile (a) the disputed determination of the Market Price to an independent, reputable investment bank selected by the Company and reasonably satisfactory to the Purchaser Majority or (b) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company, at the Company’s expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(21) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with the Note and Warrant Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder of any adjustment of the Conversion Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each of the initial Holders of this Note, shall initially be as set forth on Annex I to the Note and Warrant Purchase Agreement). Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day; provided that the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date.

(22) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(23) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, presentment, protest and all other demands and notices (other than the notices expressly provided for in this Note) in connection with the delivery, acceptance, default or enforcement of this Note and the Note and Warrant Purchase Agreement.

(24) GOVERNING LAW. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

(25) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(i) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(ii) “Common Stock” means the shares of the Company’s common stock, par value $0.0001 per share, and any other securities of the Company which may be issued or issuable with respect to, in exchange for, or in substitution of, such shares of common stock (including without limitation, by way of recapitalization, reclassification, reorganization, merger or otherwise).

(iii) “Competitor” means any Person, company or other organization, however organized, conducting business anywhere in the world that is directly competitive with the business of the Company.

(iv) “Fundamental Transaction” means that the Company shall, directly or indirectly, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person or Subsidiary of another Person, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (c) be the subject of a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the Person or Persons making or party to, or associated or affiliated with the Persons making or party to, such purchase, tender or exchange offer), or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person as a result of which such other Person or parent of such other Person (together with their respective affiliates) would beneficially own more than the 50% of the outstanding shares of Common Stock.

(v) “GAAP” means United States generally accepted accounting principles, consistently applied or successor conventions.

(vi) “Interest Rate” means two percent (2.0%) per annum; provided that in the event the Company is unsuccessful in obtaining stockholder approval by March 31, 2013 to increase the Company’s authorized shares of Common Stock to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding pursuant to Section 10(b), then the Interest Rate shall be automatically increased to twelve percent (12.0%) per annum as of April 1, 2013; provided further than no such increase in the Interest Rate shall occur with respect to any Note held by a Holder which Holder fails to vote in support of or consent to such approval in accordance with Section 5.2 of the Note and Warrant Purchase Agreement; provided further that following such increase in the Interest Rate, once a sufficient number of authorized shares of Common Stock equal to the Required Reserved Amount are available for the conversion of the Notes, the Interest Rate shall be automatically decreased to two percent (2.0%) per annum.

(vii) “Note and Warrant Purchase Agreement” means that certain Note and Warrant Purchase Agreement dated as of November 28, 2012 by and among the Company and certain Holders, as the same may be amended and/or restated from time to time.

(viii) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(ix) “Reclassification” means any reclassification or change of shares of Common Stock issuable upon conversion of the Notes (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination).

(x) “Purchaser Majority” means the Holders of Notes representing at least a majority of the aggregate Principal amount of the Notes then outstanding.

(xi) “Registration Rights Agreement” means the Registration Rights Agreement dated as of November 28, 2012, by and between the Company and certain Holders, as the same may be amended and/or restated from time to time.

(xii) “Security Agreement” means the Security Agreement dated as of November 28, 2012, by and between the Company and the Collateral Agent (as defined in the Security Agreement), as the same may be amended and/or restated from time to time.

(xiii) “Subsidiary” means with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of equity entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees or other governing body thereof is at the time owned or controlled by such Person (regardless of whether such equity is owned directly or through one or more other Subsidiaries of such Person or a combination thereof).

(xiv) “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the person with which such Fundamental Transaction shall have been made. In the event that the Person resulting from or surviving any Fundamental Transaction is a Subsidiary, Successor Entity shall be the parent of such Subsidiary.

(xv) “Transaction Documents” means the Note, the Note and Warrant Purchase Agreement, the Security Agreement, the Registration Rights Agreement, the Warrant, and any other documents or agreements executed in connection with the transactions contemplated hereunder or thereunder, as the same may be amended and/or restated from time to time.

(xvi) “Warrant” means the Warrant to Purchase Shares of Common Stock issued pursuant to the Note and Warrant Purchase Agreement, as the same may be amended and/or restated from time to time.

(26) ANTIDILUTION.

(a) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definitions. For purposes of this Section 26(a), the following definitions shall apply:

(A) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares, or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 26(a)(ii), deemed to be issued) by the Company after the date hereof, other than the following (collectively, “Excluded Shares”):

(1)	shares of Common Stock issued or issuable to officers, employees or directors of, or consultants to, the Company pursuant to a stock purchase or option plan or other compensatory stock arrangements approved by the Board of Directors of the Company;

(2)	grants or issuances of Common Stock, Options or Convertible Securities to lenders, equipment lessors or other financing sources in connection with providing the Company with financing and the shares of Common Stock issued or issuable upon conversion of any such Convertible Securities or exercise of any Options;

(3)	shares of Common Stock issued or issuable upon conversion of any Convertible Securities or exercise of any Options in each case outstanding on the date hereof, on the terms existing on the date hereof;

(4)	shares of Common Stock issued solely in consideration for the acquisition (by merger or otherwise) of assets of, or equity interests in, another entity;

(5)	any other shares of Common Stock, which shares are expressly determined to be Excluded Shares by the Holder;

(6)	any shares of Common Stock and warrants issued pursuant to the Restricted Stock Agreement by and between the Company and affiliates of Lorne Weil dated as of September 28, 2012, as amended from time to time including without limitation Amendment No. 1 thereto, and any shares of Common Stock issuable upon exercise of such warrants;

(7)	the Amended and Restated Warrant dated as of September 28, 2012 issued to Lorne Weil, as amended from time to time including without limitation Amendment No. 1 to Amended and Restated Warrant (as so amended, the “LW Warrant”), and any shares of Common Stock issuable upon exercise of the LW Warrant;

(8)	any Notes and Warrants issued under the Note and Warrant Purchase Agreement or shares of Common Stock issuable upon conversion or exercise thereof and any convertible notes having a conversion price that is greater than or equal to the Conversion Price, the shares of Common Stock issuable upon conversion of such convertible notes, any warrants having an exercise price that is greater than or equal to the Exercise Price (as defined in the Warrants), and the shares of Common Stock issuable upon exercise of such warrants;

(9)	shares of Common Stock issued or issuable by reason of a dividend, stock split, split-up or other distribution on shares of Common Stock that is covered by Section 7; and

(10)	grants or issuances of Common Stock, Options or Convertible Securities to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board of Directors of the Company.

(ii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

(A) Options and Convertible Securities. If the Company at any time or from time to time after the date hereof shall issue any Options or Convertible Securities (excluding any Options or Convertible Securities which are Excluded Shares) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date; provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 26(a)(iv) hereof) of such Additional Shares of Common Stock would be less than 75% of the applicable Conversion Price in effect on the date of and immediately prior to such issuance (the “Anti-dilution Threshold”), or such record date, as the case may be; provided, further, that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(1)	no further adjustment in the applicable Conversion Price shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(2)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof, the applicable Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(3)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the applicable Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(I)	In the case of Convertible Securities convertible into or exchange for, or Options to purchase, Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(II)

In the case of Options for Convertible Securities only the Convertible Securities, if any, actually issued upon the exercise thereof that were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the

Company (determined pursuant to Section 26(a)(iv) upon the issuance of the Convertible Securities with respect to which such Options were actually exercised);

(4)	no readjustment pursuant to clause (2) or (3) above shall have the effect of increasing the applicable Conversion Price to an amount which exceeds the lower of (I) the applicable Conversion Price on the original adjustment date or (II) the applicable Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

(5)	in the case of any Options which expire by their terms not more than thirty (30) days after the date of issuance thereof, no adjustment of the applicable Conversion Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

(6)	if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the applicable Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 26(a) as of the actual date of their issuance.

(iii) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock.

(A) If the Company shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Section 26(a)(ii) but excluding Additional Shares of Common Stock deemed to be issued pursuant to Section 26(a)(iii)(B)(I)), without consideration or for a consideration per share less than the applicable Anti-dilution Threshold in effect on the date of and immediately prior to such issuance, then and in such event, such applicable Conversion Price shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined by multiplying such applicable Conversion Price by a fraction which is equal to (I) the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue plus (b) the number of shares of Common Stock which the aggregate consideration received or deemed to have been received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such applicable Anti-dilution Threshold divided by (II) the sum of (x) number of shares of Common Stock outstanding immediately prior to such issuance plus (y) the number of Additional Shares of Common Stock so issued or deemed to be issued.

(B) For the purposes of Section 26(a)(iii) hereof, (I) all shares of Common Stock issuable upon conversion of the Company’s preferred stock (“Convertible Preferred Stock”) and upon exercise of Options or conversion or exchange of Convertible Securities which are part of the Excluded Shares, outstanding immediately prior to any issuance of Additional Shares of Common Stock, or any event with respect to which Additional Shares of Common Stock shall be deemed to be issued, shall be deemed to be outstanding; and (II) immediately after any Additional Shares of Common Stock are deemed issued pursuant to Section 26(a)(ii), such Additional Shares of Common Stock shall be deemed to be outstanding.

(C) Notwithstanding anything to the contrary contained herein, the applicable Conversion Price in effect at the time Additional Shares of Common Stock are issued or deemed to be issued shall not be reduced pursuant to Section 26(a)(iii) hereof at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(iv) Determination of Consideration. For purposes of this Section 26(a), the consideration received by the Company for the issuance of any Additional Shares of Common Stock shall be computed as follows:

(A) Cash and Property. Such consideration shall:

(1)	insofar as it consists of cash, be computed at the aggregate amounts of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

(2)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(3)	if Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors.

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 26(a)(ii), relating to Options and Convertible Securities, shall be determined by dividing (1) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (2) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(v) No Adjustment of Conversion Price. No adjustment shall be made to the applicable Conversion Price pursuant to this Section 26 if prior to such issuance, the Company receives written notice from the Holder agreeing that no such adjustment shall be made as the result of the issuance of such Additional Shares of Common Stock.

(vi) Changes to Conversion Price. Upon any adjustment to the Conversion Price pursuant to Section 7 hereof, any previous anti-dilution adjustments made pursuant to this Section 26 shall be reflected in the new Conversion Price in the manner set forth in Section 7.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

AVANTAIR, INC.

By:
Name:
Title:

EXHIBIT I

AVANTAIR, INC.

CONVERSION NOTICE

Reference is made to the Convertible Note (the “Note”) issued to the undersigned by Avantair, Inc. (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.0001 per share (the “Common Stock”) of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

Dated:	By:
Name:
Title:

Account Number:

(if electronic book entry transfer)

Transaction Code Number:

(if electronic book entry transfer)